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                                                                   Exhibit 10.30

                       AMENDMENT TO THE CASTLE BRANDS INC.

                            2003 STOCK INCENTIVE PLAN

          The Castle Brands Inc., 2003 Stock Incentive Plan (the "Plan") is amended to add the following paragraph as Section 12.6:

                    "12.6 Notwithstanding any other provision of this Plan, to the extent necessary to permit Awards to be treated as not providing for the deferral of compensation, within the meaning of Internal Revenue Code Section 409A and the rules, regulations and guidance thereunder, in no event (i) shall an Award's exercise price or reference price be less than the fair market value of the Stock underlying such Award on the date the Award is granted or (ii) shall an Award provide for the further deferral of compensation other than the deferral of recognition of income until the later of the date such Award is exercised or disposed of."